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[LOGO]  ODS NETWORKS                                                NEWS RELEASE

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                     ODS NETWORKS REPORTS INVESTMENT BY SAIC

         RICHARDSON, TEXAS - MARCH 28, 2000 - ODS Networks, Inc. (NASDAQ: ODSI) today reported that Science Applications International Corporation (SAIC) exercised its warrant to purchase 750,000 shares of ODS Networks common stock for $8.00 per share. As a result of the exercise of the warrant, ODS Networks received $6 million from SAIC. The warrant was issued to SAIC on September 25, 1998 in conjunction with the acquisition by ODS Networks of CMDS(TM) (Computer Misuse Detection System) and certain other intellectual property from SAIC.

         SAIC now owns approximately 12% of ODS Networks outstanding common stock. SAIC holds an additional warrant to purchase 750,000 shares of ODS Networks common stock for $10.50 per share on or before September 25, 2000.

         "SAIC is a good corporate partner for ODS Networks and Intrusion.com, our wholly owned subsidiary focused on the growing information security market" stated G. Ward Paxton, President and CEO of ODS Networks. "The security technology acquired from SAIC was a strong foundation from which we have developed market leading security management software, a system for early detection of Denial of Service (DoS) attacks, a unique behavior profiling tool and a powerful intrusion detection system," stated Tim Kinnear, President and CEO of Intrusion.com. "As a provider of integrated security solutions, SAIC is also a reseller of Intrusion.com's SecureCom(TM) security appliances and Kane Security(TM) software solutions."

ABOUT INTRUSION.COM, INC.

         Intrusion.com, Inc. is a wholly owned subsidiary of ODS Networks, Inc. (NASDAQ: ODSI). Intrusion.com develops, markets and supports a suite of information security software and security appliances. Intrusion.com helps businesses and government entities to securely conduct e-commerce and protect their information assets. Intrusion.com is headquartered in Richardson, Texas and has more than 200 employees worldwide. More information about Intrusion.com, Inc. is available at http://www.intrusion.com.

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ABOUT ODS NETWORKS, INC.

         ODS Networks, Inc. wholly owned subsidiary, Intrusion.com, Inc., provides "security solutions for a .com world." In addition, ODS Networks develops, markets and supports high performance networking switches and network interface cards. ODS Networks and its Essential Communications division help organizations to solve their most demanding and complex networking challenges. ODS Networks has provided reliable, high performance networking solutions to government and commercial customers for over 16 years. More information about ODS Networks is available at http://www.ods.com.


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ODS is a registered trademark and ODS Networks, Inc. CMDS, Intrusion.com, Kane
Security Monitor, Kane Security Analyst, and SecureCom are trademarks of ODS Networks and will be transferred to Intrusion.com, Inc.

INVESTOR CONTACT FOR ODS NETWORKS AND INTRUSION.COM
Charleigh Shayne, Director, Investor Relations
972-664-8061, cshayne@intrusion.com

MEDIA CONTACT FOR INTRUSION.COM
Billy Austin, Vice President, Marketing
972-664-8040, baustin@intrusion.com